Exhibit 23.2

Acknowledgement of Independent Accountants

We are aware of the incorporation by reference in the Registration Statement No. 333-1767000 on Form S-3 of XPO Logistics, Inc. of our report dated January 4, 2013 relating to the unaudited condensed combined interim financial statements of Turbo Logistics Inc. and Turbo Dedicated Inc. for the six-month periods ended June 30, 2012 and 2011 which appear in this Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 4, 2013.

/s/ Ernst & Young LLP

Nashville, TN

January 4, 2013